Exhibit 107

CALCULATION OF FILING FEE TABLE

Form S-8

Regulus Therapeutics Inc.

Table 1 – Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, par value $0.001 per share to be issued pursuant to the Regulus Therapeutics Inc. 2019 Equity Incentive Plan, as amended	457(h)(1)	9,500,000 shares (2)	$2.03 (3)	$19,285,000.00	$0.00014760	$2,846.47

Total Offering Amounts			9,500,000 shares		$19,285,000.00		$2,846.47

Total Fee Offsets							$—

Net Fee Due							$2,846.47

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Common Stock (“Common Stock”) of Regulus Therapeutics Inc. (the “Registrant”) that become issuable under the Registrant’s 2019 Equity Incentive Plan, as amended (the “2019 Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction.

(2)	Represents additional shares of Common Stock reserved for issuance under the 2019 Plan, as amended at the Registrant’s Annual Meeting held on May 16, 2024.

(3)

This estimate is made pursuant to Rule 457(h)(1) and Rule 457(c) of the Securities Act solely for purposes of calculating the registration fee. The price per share and aggregate offering price are based upon the average of the high and low prices of the Common Stock on May 16, 2024, as reported on the Nasdaq Capital Market.